Zupintra Corporation Inc - OTC BB symbol (ZUPC)

Miami, June 21, 2007. Zupintra Corporation Finalizes Ghana Deal and completes name change

Zupintra Corporation Inc. announced today that the company has finalized an agreement on behalf of Zupintra Communications Inc., a wholly owned subsidiary of Zupintra Corporation, with Network Technologies International, Inc. (NTI) to provide prepaid internet and voice services for the Ghana market.

With this agreement, Zupintra will provide an initial installation of bundled services in three thousand (3,000) homes. Zupintra can provide services for up to ten thousand (10,000) subscribers in Ghana under a prepaid platform. NTI has had a presence in Ghana for the past four years and will provide all technical support. NTI will also implement and facilitate the installations under the supervision of Zupintra.

The bundled service including local phone calls and high speed internet will be sold for $99.00 per month, per household. Long distance rates will range from 0.17 to 0.19 cents per minute. Zupintra expects revenues in excess of $100,000.00 per month for every one thousand (1,000) households completed, in addition to the long distance revenue.

“There is a tremendous amount of opportunity in Ghana for the types of services and price points that Zupintra can provide,” stated John Alexander (Lex) van Arem, CEO of Zupintra Corporation. “This agreement will make Zupintra a household name in the Ghana market”.

Additionally, the company has completed the name change to Zupintra Corporation Inc. The cusip number is 98982J 10 4.

Zupintra Corporation Inc’s core business runs through its wholly owned subsidiary, Zupintra Communications Inc. Zupintra is a facilities based wholesaler of international voice traffic within the carrier to carrier network. As a wholesale VoIP provider, Zupintra Communications Inc. signs both origination and termination contracts with next generation carriers and profits from negotiated rates.

NTI. Network Technologies International, Inc. is dedicated to building, owning, and operating Tier 1 & Tier 2 quality telecommunications network infrastructure in emerging global markets. The Company's competitive advantage is derived from efficient utilization of VoIP technologies, combined with an intimate knowledge of its markets. NTI facilities include infrastructure in the United States, Ghana and Mexico. The Board of Directors has over 40 years of combined experience with extensive backgrounds conducting business in the Company's markets. The corporate offices are in Newport Beach, California, and it maintains a staff of 14 in California, Utah, Washington, DC, Mexico City and Accra, Ghana.

FRANKFURT - WKN #:  A0DQU5

For Investor Relations contact:
David Putnam
Email: ir@zupintra.com
416-815-1771 ext.227
www.zupintra.com

In compliance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, ZUPC notes that statements contained in this announcement that are not historical facts may be forward - looking statements that are subject to a variety of risks and uncertainties. Accordingly, ZUPC wishes to caution readers of this announcement that its future actual results may differ materially from those that any forward - looking statements may imply. There is no assurance the above - described events will be completed. There can be no assurance of the ability of the company to achieve sales goals, obtain contracts or financing, consummate acquisitions or achieve profitability in the future. The above and additional factors are discussed in detail in the company's filings with the U.S. Securities and Exchange Commission. These may be viewed at www.sec.gov and many other Web sites without charge.